SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                        AMENDMENT NO. 18

                               TO

                              FORM
                             N-8B-2

        REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS

                 Pursuant to Section 8(b) of the
                 Investment Company Act of 1940

                    NATIONAL MUNICIPAL TRUST
                     (AND SUBSEQUENT TRUSTS)

                 (Name of Unit Investment Trust)

              ------------------------------------

      Not the issuer of periodic payment plan certificates.

I.   ORGANIZATION AND GENERAL INFORMATION

     3. Furnish name and principal business address and ZIP code and the Internal Revenue Service Employer Identification
Number of each custodian or trustee of the trust indicating for which class of series of securities each custodian or trustee is acting.

THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)
1 CHASE MANHATTAN PLAZA
NEW YORK, NEW YORK  10081

unit investment trust office at:
770 BROADWAY
NEW YORK, NEW YORK  10003

The Internal Revenue Service Employer Identification
Number for THE CHASE MANHATTAN BANK (NATIONAL
ASSOCIATION):  13-2633612

The trustee of each series of securities is noted in the prospectus for each such series.
IX.  EXHIBITS

     *Exhibit A(1)

Trust Indenture and Agreement and related Reference Trust
Agreement among Prudential Securities Incorporated,
Sponsor, United States Trust Company of New York,
Trustee, and Kenny Evaluation Services, a division of Kenny Information Systems, Inc. (formerly Standard &
Poor's Corporation), Evaluator.

     *Exhibit A (3)

          Form of Agreement Among Underwriters.

     *Exhibit A(5)

Form of Certificate of Ownership (included in Exhibit
(A(1)).

     *Exhibit A(6)(a)

Restated Certificate of Incorporation of Prudential
Securities Incorporated.

     *Exhibit A(6)(b)

Revised By-Laws of Prudential Securities Incorporated.

     *Exhibit A (7)

          Form of Insurance Policy.

     **Exhibit D

Copy of Registration Statement on Form S-6.

     *Exhibit E

Information as to Officers and Directors of Prudential
Securities Incorporated.

     *Exhibit F

          Affiliations of Sponsor with other investment companies.

______________
* Incorporated by reference to Item B in "Part II -- Additional Information Not Required in Prospectus" of Exhibit D hereto, including exhibits thereto.

**   Incorporated by reference to Registration Statement on Form
S-6 under Securities Act of 1933 of the designated series of NATIONAL MUNICIPAL TRUST.
                            SIGNATURE

          Pursuant to the requirements of the Investment Company
Act of 1940, the Sponsor of the registrant has caused this Amendment to the Registration Statement to be duly signed on behalf of the registrant in The City of New York and State of New York on the 18th day of September, 1995.

                         NATIONAL MUNICIPAL TRUST
                         (AND SUBSEQUENT TRUSTS)
                              (Registrant)

                         By:  PRUDENTIAL SECURITIES INCORPORATED
                              (Sponsor/Depositor)


                         By:  Kenneth Swankie
                              Kenneth Swankie
                              Senior Vice President




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Attest:   ______________________
          Assistant Secretary